THIS DOCUMENT IS A CONFIRMING COPY OF THE SCHEDULE 13G (AMENDMENT
NO. 3) FILED ON SEPTEMBER 10, 1996.





                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549





                                  SCHEDULE 13G
                                (Amendment No. 3)

                    Under the Securities Exchange Act of 1934


                            Chateau Properties, Inc.
                            ------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    161739107
                                    ---------
                                 (CUSIP Number)




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     Check the following box if a fee is being paid with this statement: |_|

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                               Page 1 of 10 Pages

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CUSIP No.  161739107            Schedule 13G         Page    2    of   10  Pages
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-------- -----------------------------------------------------------------------
  1      NAME OF REPORTING PERSON:          LaSalle Advisors Limited Partnership


         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON        36-3637257
-------- -----------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)   |X|
                                                                  (b)   [ ]
-------- -----------------------------------------------------------------------
  3      SEC USE ONLY

-------- -----------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION


         Delaware
--------------------- ----- ----------------------------------------------------
                       5    SOLE VOTING POWER

                                     -0-
                      ----- ----------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY                     -0-
      OWNED BY        ----- ----------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH                      -0-
                      ----- ----------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                     -0-
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    -0-
-------- -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    0.00%
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

                                    IA
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No.  161739107            Schedule 13G         Page    3    of   10  Pages
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-------- -----------------------------------------------------------------------
  1      NAME OF REPORTING PERSON:   ABKB/LaSalle Securities Limited Partnership


         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON           36-3991973
-------- -----------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)   |X|
                                                                    (b)   [ ]
-------- -----------------------------------------------------------------------
  3      SEC USE ONLY

-------- -----------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION


         Maryland
--------------------- ----- ----------------------------------------------------
                       5    SOLE VOTING POWER

                                     -0-
                      ----- ----------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY                     20,400
      OWNED BY        ----- ----------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH                      -0-
                      ----- ----------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                     20,400
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    20,400
-------- -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    0.33%
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

                                    IA
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No.  161739107            Schedule 13G         Page    4    of   10  Pages
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-------- -----------------------------------------------------------------------
  1      NAME OF REPORTING PERSON:                    William K. Morrill, Jr.


         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON        ###-##-####
-------- -----------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)   [ ]
                                                                   (b)   [ ]
-------- -----------------------------------------------------------------------
  3      SEC USE ONLY

-------- -----------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION


         United States
--------------------- ----- ----------------------------------------------------
                       5    SOLE VOTING POWER

                                     -0-
                      ----- ----------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY                     20,400 (1) (2)
      OWNED BY
                      ----- ----------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH                      -0-
                      ----- ----------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                     20,400 (1) (2)
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    20,400 (1) (2)
-------- -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    0.33% (1) (2)
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

                                    IN
-------- -----------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No.  161739107            Schedule 13G         Page    5    of   10  Pages
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-------- -----------------------------------------------------------------------
  1      NAME OF REPORTING PERSON:                         Keith R. Pauley


         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON          ###-##-####
-------- -----------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)    [ ]
                                                                    (b)    [ ]
-------- -----------------------------------------------------------------------
  3      SEC USE ONLY

-------- -----------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION


         United States
--------------------- ----- ----------------------------------------------------
                       5    SOLE VOTING POWER

                                     -0-
                      ----- ----------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY                     20,400 (1) (2)
      OWNED BY
                      ----- ----------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH                      -0-
                      ----- ----------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                     20,400 (1) (2)
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    20,400 (1) (2)
-------- -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    0.33% (1) (2)
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

                                    IN
-------- -----------------------------------------------------------------------

----------
     (1)  The  reporting   person  disclaims   beneficial   ownership  of  these
securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for any purpose.

     (2) These shares represent the same shares previously listed, in the aggregate, by ABKB/LaSalle Securities Limited Partnership and LaSalle Advisors Limited Partnership and are not cumulative.

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CUSIP No.  161739107            Schedule 13G         Page    6    of   10  Pages
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Item 1.

         (a)      Name of Issuer:                      Chateau Properties, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  19500 Hall Road, Clinton Township, MI 48038

Item 2.

       LaSalle Advisors Limited Partnership provides the following information:

         (a)      Name of Person Filing:   LaSalle Advisors Limited Partnership

         (b)      Address of Principal Business Office or, if none, Residence

                  11 South LaSalle Street, Chicago, Illinois  60603

         (c)      Citizenship:                          Delaware

         (d)      Title of Class of Securities:         Common Stock

         (e)      CUSIP Number:                         161739107


ABKB/LaSalle Securities Limited Partnership provides the following information:

         (a)      Name of Person Filing: ABKB/LaSalle Securities Limited
                                         Partnership

         (b)      Address of Principal Business Office or, if none, Residence

                  11 South LaSalle Street, Chicago, Illinois  60603

         (c)      Citizenship:                              Maryland

         (d)      Title of Class of Securities:             Common Stock

         (e)      CUSIP Number:                             161739107

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CUSIP No.  161739107            Schedule 13G         Page    7    of   10  Pages
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          William K. Morrill, Jr. is filing as an employee of both LaSalle Advisors Limited Partnership and ABKB/LaSalle Securities Limited Partnership and provides the following information solely because of those relationships:


         (a)      Name of Person Filing:         William K. Morrill, Jr.

         (b)      Address of Principal Business Office or, if none, Residence

                  11 S. LaSalle Street, Chicago, Illinois  60603

         (c)      Citizenship:                              United States

         (d)      Title of Class of Securities:             Common Stock

         (e)      CUSIP Number:                             161739107

         Keith R. Pauley is filing as an employee of both LaSalle Advisors Limited Partnership and ABKB/LaSalle Securities Limited Partnership and provides the following information solely because of those relationships:


         (a)      Name of Person Filing:                         Keith R. Pauley

         (b)      Address of Principal Business Office or, if none, Residence

                  11 S. LaSalle Street, Chicago, Illinois  60603

         (c)      Citizenship:                               United States

         (d)      Title of Class of Securities:              Common Stock

         (e)      CUSIP Number:                              161739107

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CUSIP No.  161739107            Schedule 13G         Page    8    of   10  Pages
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Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)  [ ]     Broker or Dealer registered under Section 15 of the Act
         (b)  [ ]     Bank as defined in Section 3(a)(6) of the Act
         (c)  [ ]     Insurance Company as defined in Section 3(a)(19)of the Act
         (d)  [ ]     Investment Company registered under Section 8 of the
                      Investment Company Act
         (e)  |X|(3)  Investment Adviser registered under Section 203 of the
                      Investment Advisers Act of 1940
         (f)  [ ]     Employee Benefit Plan, Pension Fund which is subject to
                      the provisions of the Employee Retirement Income Security
                      Act of 1974 or Endowment Fund;
                      see ss.240.13d-1(b)(1)(ii)(F)
         (g)  [ ]     Parent Holding Company, in accordance with
                      ss.240.13d-1(b)(ii)(G) (Note:  See Item 7)
         (h)  [ ]     Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

-----------

     (3) This response is provided on behalf of LaSalle Advisors Limited Partnership and ABKB/LaSalle Securities Limited Partnership, each an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and two of their employees, William K. Morrill, Jr. and Keith R. Pauley.

Item 4.  Ownership

       If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.


         Not applicable.

Item 5.  Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

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CUSIP No.  161739107            Schedule 13G         Page    9    of   10  Pages
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Item 8.  Identification and Classification of Members of the Group

         The two members of the Group are: LaSalle Advisors Limited Partnership ("LaSalle") and ABKB/LaSalle Securities Limited Partnership ("ABKB/LaSalle").

         ABKB/LaSalle is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is ABKB/LaSalle Securities, Inc., a Maryland corporation, the sole stockholder of which is LaSalle. LaSalle and ABKB/LaSalle, each registered investment advisers, have different advisory clients. Messrs. William K. Morrill, Jr. and Keith R. Pauley are responsible for the securities investment decisions made by LaSalle and ABKB/LaSalle on behalf of their clients.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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CUSIP No.  161739107            Schedule 13G         Page   10    of   10  Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         The parties agree that this statement is filed on behalf of each of them.

Dated: September 9, 1996

                                     LASALLE ADVISORS LIMITED PARTNERSHIP


                                     By:   /S/
                                           -----------------------
                                           Name:  William K. Morrill, Jr.
                                           Title:  Managing Director


                                     ABKB/LASALLE SECURITIES LIMITED PARTNERSHIP

                                      By:  /S/
                                           -----------------------
                                            Name:  William K. Morrill, Jr.
                                            Title:  Managing Director

                                      /S/
                                      ----------------------------
                                           Keith R. Pauley


                                     /S/
                                      ----------------------------
                                           William K. Morrill, Jr.